Exhibit 99.1

For Immediate Release

MRI Interventions, Inc. Announces Move to Nasdaq Capital Market

IRVINE, Calif., November 26, 2019 – MRI Interventions, Inc. (NYSE American: MRIC) (the “Company”) today announced that it will voluntarily move its stock exchange listing from the NYSE American LLC to the Nasdaq Capital Market. The Company expects its common stock will begin trading on the Nasdaq Capital Market on December 9, 2019, and its shares will continue to trade under its current symbol, “MRIC.”

Joseph Burnett, the Company’s President and CEO commented, “We are excited to have Nasdaq as our new exchange partner, and we look forward to begin trading on the Nasdaq Capital Market in the weeks ahead. As a neuro platform company that bridges medical devices with biologics and gene therapy, we feel that Nasdaq is a natural fit and already includes many of our existing and prospective partners in this space. We believe that this enhanced visibility among biotechnology companies will benefit our customer outreach and in return our stockholders.”

The Company has notified the NYSE American that it will voluntarily delist its common stock from the NYSE American. The last day of trading of the Company’s common stock on the NYSE American is expected to be on December 6, 2019. Until the Company’s common stock begins trading on Nasdaq, the Company’s common stock will continue to trade on the NYSE American under its current symbol, “MRIC.”

About MRI Interventions, Inc.

Building on the imaging power of magnetic resonance imaging (“MRI”), MRI Interventions is creating innovative platforms for performing the next generation of minimally invasive surgical procedures in the brain. The ClearPoint® Neuro Navigation System, which has received 510(k) clearance and is CE marked, utilizes a hospital’s existing diagnostic or intraoperative MRI suite to enable a range of minimally invasive procedures in the brain. For more information, please visit www.mriinterventions.com.

Note on Forward-Looking Statements

Statements herein concerning the Company’s plans, growth and strategies may include forward-looking statements within the context of the federal securities laws. Statements regarding the Company's future events, developments and future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, including without limitation, the anticipated performance of the Company’s common stock on Nasdaq and the expected benefits to the Company’s shareholders as a result from listing on Nasdaq, are forward-looking statements within the meaning of these laws. Uncertainties and risks may cause the Company’s actual results to differ materially from those expressed in or implied by forward-looking statements. Particular uncertainties and risks include those relating to: future revenues from sales of the Company’s ClearPoint Neuro Navigation System products; the Company’s ability to market, commercialize and achieve broader market acceptance for the Company’s ClearPoint Neuro Navigation System products; and estimates regarding the sufficiency of the Company’s cash resources. More detailed information on these and additional factors that could affect the Company’s actual results are described in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, and the Company’s Quarterly Reports on Form 10-Q for the periods ended March 31, 2019, June 30, 2019 and September 30, 2019, all of which have been filed with the Securities and Exchange Commission.

For More Information

MRI Interventions, Inc.

Matt Kreps
Darrow Associates Investor Relations
(214) 597-8200
mkreps@darrowir.com